Exhibit 3.215

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

COMMUNITY TELEVISION OF ALABAMA, LLC

FIRST:	The name of the company is Community Television of Alabama, LLC (the “Company”).

SECOND:	The First Article of the Certificate of Formation of the Company, dated as of April 21, 2008, is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the limited liability company formed hereby is Community Television of Virginia, LLC (the “Company”).”

IN WITNESS WHEREOF, the sole member of the Company has executed this Certificate of Amendment as of this 28th day of April 2009.

FOXCO ACQUISITION SUB, LLC

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President and Secretary